Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

PriceSmart, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	1,144,339(2)	$78.52(3)	$89,853,498.28	$0.00011020	$9,901.86
Equity	Common Stock, par value $0.0001 per share	Other	105,661(4)	$78.52 (3)	$8,296,501.72	$0.00011020	$914.27
Total Offering Amounts					$98,150,000.00		$10,816.13
Total Fee Offsets							-
Net Fee Due							$10,816.13
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that become issuable under the PriceSmart, Inc. Amended and Restated 2013 Equity Incentive Award Plan, as amended (the “2013 Plan”), by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or other similar transaction that result in an increases in the number of the Registrant’s outstanding shares of Common Stock.
(2)Represents additional shares of Common Stock reserved for issuance under the 2013 Plan as of the date of this Registration Statement.
(3)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 21, 2023.
(4)Represents shares of Common Stock issued pursuant to or underlying restricted stock awards, restricted stock units and performance stock units granted to the Selling Stockholders pursuant to the 2013 Plan as of the date of this Registration Statement.